Exhibit 10.36

November 28, 2003

Dr. Edwin L. Madison

Dear Ed:

I am pleased to offer you a position with Catalyst BioSciences, Inc. (the “Company”) as Vice President of Research. Your position with the Company pursuant to the terms and conditions of this letter will commence on February 1, 2004. While employed by the Company, you will report to the (acting) CEO and have such duties and responsibilities consistent with your role. You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Furthermore, while employed by the Company, you agree to not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval of the Company.

Your compensation will be $18,750.00 per month, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible to participate in the employee health and benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees from time to time as it deems necessary. Furthermore, to assist you in your move to San Francisco, a one-time payment of $25,000 will be provided to you.

Subject to the approval of the Company’s Board of Directors, you will be awarded a stock option grant to purchase 180,000 shares of the Company’s Common Stock subject to a four year vesting schedule as follows: (a) the first 25% of this grant shall vest at your first anniversary of your starting date with the Company and (b) thereafter an additional 1/48th of the grant shall vest on each subsequent monthly anniversary of your starting date. The exercise price of your stock option will be equal to the fair market value of the Company’s Common Stock on the date your option is approved by the Board of Directors.

You should understand that your employment with the Company is “at-will,” and may be terminated by you or the Company at any time and for any reason. This offer letter and the confidential information and/or inventions assignment agreement between you and the Company that you will be expected to execute upon commencement of your employment hereunder, if you have not already done so, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

The terms and conditions set forth in this offer letter will be binding and inure to the benefit of (i) your heirs, executors and legal representatives upon your death, and (ii) any successor of the Company. In the event any of the terms and conditions set forth in this offer letter become, or are determined to be, illegal, unenforceable or void, all other terms and conditions will continue in full force and effect.

This letter will be governed by the laws of the state of California, with the exception of its conflict of laws provisions.

Please call me at (415) 476-8146 if you have any questions. Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and return the signed offer letter to me. I am excited to welcome you to the Company, and I look forward to your participation in the Company’s future success.

Sincerely,

Dr. Charles Craik
Founder and Member of the Board Catalyst BioSciences, Inc.

Accepted and agreed to this

1st day of December, 2003

(Employee’s Signature)